Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)

STEM, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (1)	Common stock, par value $0.0001 per share	—	—	—	—	—	—
Equity (1)	Preferred Stock	—	—	—	—	—	—
Other (1)	Debt Securities	—	—	—	—	—	—
Other (1)	Warrants	—	—	—	—	—	—
Other (1)	Rights	—	—	—	—	—	—
Other (1)	Units	—	—	—	—	—	—
Unallocated (Universal) Shelf (1)	—	457(o)	—	(3)	$600,000,000	0.0000927	$55,620
Total Offering Amounts					$600,000,000	0.0000927	$55,620
Total Fee Offsets							—
Net Fee Due							$55,620

(1)    Represents securities that may be offered and sold from time to time in one or more offerings by Stem, Inc. (the “Registrant”).
(2)    Such indeterminate number or amount of common stock, preferred stock, debt securities, warrants to purchase any combination of the foregoing securities, rights, as may from time to time be issued at indeterminate prices, and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $600,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any other securities.
(3)    The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.B(iii) of Form S-3 under the Securities Act.